Becker Capital Management, Inc.
1211 SW 5TH AVENUE, SUITE 2185
PORTLAND, OREGON 97204
www.beckercap.com
PHONE 503-223-1720
FAX 503-223-3624

August 4, 2008

Letter Agreement

To: Unified Series Trust
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208

Dear Ladies and Gentlemen:

We have been engaged as the sole investment adviser to the Becker Value Equity Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees.

Effective September 1, 2008, we hereby agree to waive our advisory fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund's net annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary litigation expenses) at 0.95% of the Fund's average daily net assets. This Agreement shall continue in place until such date as the Fund is liquidated, or February 28, 2010, whichever shall be the first to occur.

Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 0.95% expense limitation.

Very truly yours,

BECKER CAPITAL MANAGEMENT, INC.

By: Janeen S. McAninch
Janeen S. McAninch, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: [signature]
John Swhear, Senior Vice President

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